Exhibit 99.1
AEP, CSW Extend Merger Agreement

(Note: This is a press release issued jointly by AEP and CSW on Dec. 16.)

                         AEP, CSW AMEND MERGER AGREEMENT
                   TO EXTEND TERM FOR AN ADDITIONAL SIX MONTHS

Columbus, Ohio, and Dallas, Texas (Dec. 16, 1999) -- American Electric Power and Central and South West Corp. have mutually agreed to amend the agreement for the pending merger of the two companies to extend its term. This will allow additional time to satisfy the closing conditions contained in the agreement. This amendment to the merger agreement, approved by the boards of directors of each company, requires that AEP and CSW gain final approvals before June 30, 2000. The original merger agreement listed a Dec. 31, 1999 deadline.

The merger has already received approval from state regulatory commissions in Arkansas, Louisiana, Oklahoma and Texas, the four states within CSW's service territory. In addition, the Nuclear Regulatory Commission has approved a license transfer application for the transfer of control of CSW subsidiary Central Power and Light's South Texas Nuclear Plant.

The merger requires additional approvals by the Federal Energy Regulatory Commission (FERC), the Securities and Exchange Commission (SEC) and clearance by the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The administrative law judge who presided over the FERC merger hearing filed an initial decision with the commission on Nov. 23 that found the AEP-CSW merger to be in the public interest. The FERC indicated it will act on the merger no later than February or March 2000. The SEC review will follow the FERC's action.

Central and South West Corp. is a global, diversified public utility holding company based in Dallas. CSW owns four electric operating subsidiaries serving
1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas; a regional electricity company in the United Kingdom; other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.

AEP, a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.